Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 (Nos. 333-206813, 333-223884, 333-237490 and 333-249179) of our report dated September 13, 2023, relating to the consolidated financial statements of CytoDyn Inc., appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2023. Our report on the consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and a critical audit matter regarding unfulfilled commitments with Samsung BioLogics Co., Ltd (Note 10). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Jose, California

September 13, 2023